Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 5, 2023 relating to the financial statements of Connect Topco Limited, appearing in the Current Report on Form 8-K/A of Viasat, Inc. filed on June 5, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Glasgow, United Kingdom

July 14, 2023